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                                                                   Exhibit 10.17

                  TERMINATION OF RELIANCE GROUP HOLDINGS, INC.
                         KEY EMPLOYEE SHARE OPTION PLAN

                                    Preamble

         Reliance Group Holdings, Inc. (the "Sponsor") established the Reliance Group Holdings, Inc. Key Employee Share Option Plan (the "Plan"), effective as of the 10th day of December 1997. Pursuant to Article IV of the Plan, the Sponsor reserved the right to amend or terminate the Plan. As used in this document, capitalized words and phrases have the meanings set forth in the Plan, unless the context requires a different meaning.

                                    ARTICLE I
                             Termination of the Plan

         1.1 Termination. Pursuant to Article IV of the Plan, the Sponsor hereby terminates the Plan, subject to the provisions hereof. Such termination is binding upon all Employers and Participants, the Compensation Committee, the Administrative Committee and all other parties in interest.

         1.2 When Termination Takes Effect. The termination of the Plan is effective as of the date hereof.

         1.3 Exercisability upon Termination. The Sponsor hereby requires all outstanding Options to be exercised within two years of the date hereof.


                                   ARTICLE II
                               Plan Administration

         2.1 Administration of Plan. The provisions of Article V, Plan Administration, of the Plan shall continue to apply until such time as there are no longer any Participants in the Plan.

                                   ARTICLE III
                             Options; Cash Payments

         3.1 Acceleration of Options. Notwithstanding any provisions to the contrary contained in Options granted in calendar year 2000, all such Options may be exercised on or after the date hereof.

         3.2 Future Options. Except as provided in the next sentence hereof, no additional Options shall be granted after the date hereof. The Sponsor shall issue to each Participant on the first anniversary of the date hereof, an Option reflecting the dividends and capital gains distributions on outstanding Designated Property covered by unexercised Options held by such Participant on such date.


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         3.2 Cash Payments. In light of the required exercise of all outstanding
Options on or prior to the second anniversary of the date hereof, the Sponsor shall pay to each Participant on the second anniversary of the date hereof, in cash, the dividends and capital gains distributions on outstanding Designated Property covered by unexercised Options held by such Participant on the day immediately preceding the second anniversary of the date hereof.

                                   ARTICLE IV
                                  Miscellaneous

         4.1 Governing law. The construction and operation of this Plan Termination are governed by the laws of the State of New York.

         4.2 Headings. The headings of Articles, Sections and Subsections are for reference only and are not to be utilized in construing this Plan Termination.


         IN WITNESS WHEREOF, Reliance Group Holdings, Inc. has caused this Plan Termination to be executed by its duly authorized officer and its corporate seal to be hereunto affixed by authority of its Board of Directors this 1st day of February, 2000.

                                            RELIANCE GROUP HOLDINGS, INC.

[Corporate Seal]

                                            By: /s/Saul P. Steinberg
                                               -------------------------------
                                                 Chairman of the Board and
                                                 Chief Executive Officer

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